EXHIBIT 99.1

Agenus' HerpV Phase 2 Study to Treat Genital Herpes Completes Enrollment

  HerpV is clinically the most advanced therapeutic vaccine for the treatment of genital herpes
  HerpV contains Agenus' QS-21 Stimulon®* adjuvant currently being studied in 17 other clinical programs

LEXINGTON, Mass., Feb. 27, 2013 (GLOBE NEWSWIRE) -- Agenus Inc. (Nasdaq:AGEN), a developer of therapeutic vaccines for cancer and infectious diseases, today announced it has completed patient screening in its Phase 2 randomized, double-blind, multicenter study for HerpV, a recombinant "off-the-shelf" therapeutic vaccine candidate for the treatment of genital herpes in herpes simplex virus-2 (HSV-2) positive patients. HerpV contains Agenus' QS-21 Stimulon® adjuvant (QS-21 Stimulon).

The Phase 2 study (designated as protocol C-400-02) has screened over 100 HSV-2 positive subjects and enrollment has been closed. The study will test the biological efficacy of HerpV as measured by effect on genital viral shedding after three injections of the therapeutic vaccine. A booster injection of HerpV will be given at six months after treatment to evaluate the potential durability of treatment effect.

The HerpV Phase 2 study has been supported by leading clinical experts in the field who have expressed that a reduction in viral shedding could translate into clinical benefit. A therapeutic vaccine to treat HSV-2 infected patients has the potential to provide a major paradigm shift in the treatment of this infection as well as provide significant quality of life benefits.

Agenus' QS-21 Stimulon is a novel adjuvant that is incorporated into 17 vaccines currently in clinical development, including four GlaxoSmithKline (GSK) Phase 3 programs. Results from GSK's Phase 3 trials using MAGE-A3 cancer immunotherapeutic vaccines in lung cancer and melanoma, which incorporate QS-21 Stimulon, are anticipated this year.

About Heat Shock Protein Platform (HSP) and Recombinant Series HerpV

HerpV is a recombinant therapeutic vaccine for the treatment of genital herpes, which is caused by the herpes simplex virus-2 (HSV-2). The vaccine is based on Agenus' HSP platform technology, and contains Agenus' proprietary QS-21 Stimulon. HerpV consists of recombinant human heat shock protein-70 complexed with 32 distinct 35-mer synthetic peptides from the HSV-2 proteome. This broad spectrum of herpes antigens is intended to allow for more accurate immune targeting and surveillance, reducing the likelihood of immune escape. Further, the diversity of antigens in HerpV increases the chance of providing efficacy for a wide segment of the patient population.

In a four-arm, Phase 1 study, 35 HSV-2 seropositive patients received HerpV (designated in the study as AG-707 plus QS-21), AG-707, QS-21 alone, or placebo. Patients received three treatments at two-week intervals. The vaccine was generally well tolerated, with injection site pain as the most common reported adverse event.

In the Phase 1 study, all patients who were evaluable for immune response and received HerpV showed a statistically significant CD4+ T cell response (100%; 7/7) to HSV-2 antigens as detected by IFNγ Elispot, and the majority of those patients demonstrated a CD8+ T cell response (75%; 6/8). This study was published in the scientific journal Vaccine.

About HSV-2

About one in six Americans (16.2 percent) between the ages of 14 and 49 is infected with herpes simplex virus type 2 (HSV-2), according to the Centers for Disease Control and Prevention (http://www.cdc.gov/std/Herpes/STDFact-Herpes.htm). Herpes is the fastest growing STD in America and experts predict that one in four Americans will contract an STD sometime in their life. Since two thirds of the population that gets herpes is age 25 or younger, it is a real health threat to society. HSV-2 is a lifelong and incurable infection that can cause recurrent and painful genital sores.

About Agenus' QS-21 Stimulon® Adjuvant

Agenus' flagship adjuvant, QS-21 Stimulon, is a saponin extracted from the bark of the Quillaja saponaria tree, also known as the soap bark tree or Soapbark, an evergreen tree native to warm temperate central Chile. Agenus' QS-21 Stimulon has become a key component in the development of investigational preventive vaccine formulations across a wide variety of infectious diseases, and appears to be essential for several investigational therapeutic vaccines intended to treat cancer and degenerative disorders. QS-21 Stimulon has been widely studied in clinical development and tens of thousands of patients have received vaccines containing the adjuvant. QS-21 Stimulon is being studied in clinical trials for approximately 17 vaccine indications and include GSK's Phase 3 vaccine programs for RTS,S for malaria, MAGE-A3 cancer immunotherapeutic for non-small cell lung cancer and melanoma and HZ/su for shingles. In addition, Janssen's QS-21 Stimulon-containing vaccine candidate is in Phase 2 trials for the treatment of Alzheimer's disease.

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. The company is focused on immunotherapeutic products based on strong platform technologies with multiple product candidates advancing through the clinic, including several product candidates that have advanced into late-stage clinical trials through corporate partners. For more information, please visit www.agenusbio.com.

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Forward-Looking Statement

This press release contains forward-looking statements, including statements regarding clinical trial activities, the publication of data, and the potential application of the Company's technologies and product candidates in the prevention and treatment of diseases. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended September 30, 2012. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus' business and securities, investors should give careful consideration to these risks and uncertainties.

*QS-21 Stimulon® adjuvant and HerpV are assets of Antigenics, Inc., a wholly owned subsidiary of Agenus Inc.

Stimulon is a registered trademark of Agenus Inc. and its subsidiaries.

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